EXHIBIT 99.3
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FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
                                                                               Nine months ended
                                                                                 September 30,
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                                                              2001               %            2000                %
                                                          -------------  ---------------  --------------   --------------
REVENUES:
Investment banking                                            $ 53,793            54.1%        $ 40,287            26.1%
Institutional brokerage                                         33,974            34.2%          41,100            26.6%
Asset management
  Base fees                                                     13,934            14.0%           6,884             4.4%
  Incentive and investment income (loss)                        (9,727)           -9.8%          58,851            38.1%
Interest, dividends and other                                    7,414             7.5%           7,359             4.8%
                                                          -------------  ---------------  --------------   --------------

               Total revenues                                   99,388           100.0%         154,481           100.0%
                                                          -------------  ---------------  --------------   --------------

EXPENSES:
Compensation and benefits                                       73,283            73.7%          96,241            62.3%
Business development and professional services                  21,170            21.3%          14,982             9.7%
Interest                                                           737             0.8%             965             0.6%
Other                                                           27,617            27.8%          21,479            13.9%
                                                          -------------  ---------------  --------------   --------------

               Total expenses                                  122,807           123.6%         133,667            86.5%
                                                          -------------  ---------------  --------------   --------------

               Net income (loss) before income taxes           (23,419)          -23.6%          20,814            13.5%

Provision for income taxes                                           -             0.0%           4,163             2.7%
                                                          -------------  ---------------  --------------   --------------

               Net income (loss)                            $ (23,419)           -23.6%         $16,651            10.8%
                                                          =============  ===============  ==============   ==============


Basic earnings (loss) per share                               $ (0.49)                          $  0.34
                                                          =============                   ==============
Diluted earnings (loss) per share                             $ (0.49)                          $  0.33
                                                          =============                   ==============

Weighted average shares  - basic                                48,122                           49,119
                                                          =============                   ==============
Weighted average shares  - diluted                              48,122                           50,787
                                                          =============                   ==============
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